UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
May 3, 2007
Date of report (date of earliest event reported)
Innuity, Inc.
(Exact name of registrant as specified in its charter)

Utah	0-29129	87-0370820
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)
8644 154th Avenue NE
Redmond, WA 98052
(Address of principal executive offices)(Zip Code)
(425) 497-9909
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02 Unregistered Sales of Equity Securities
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT 4.1
EXHIBIT 4.2
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 99.1

     As used in this current report on Form 8-K, unless the context otherwise requires, the terms “we,” “us,” “the Company,” and “Innuity” refer to Innuity, Inc., a Utah corporation.
Item 1.01 Entry into a Material Definitive Agreement.
     On May 3, 2007, we entered into a securities purchase agreement with Imperium Master Fund, Ltd. Pursuant to which we raised $2.0 million through a private placement of 15% senior secured notes and warrants to purchase up to 1,128,000 shares of our common stock at an exercise price of $0.01 per share. The warrants are exercisable for a period of three years.
     We received $1.0 million at closing, and Imperium has agreed to deliver the remaining $1.0 million subject to certain conditions, including completion of Imperium’s additional due diligence. Imperium’s obligation to make the second $1.0 million investment is subject to termination if these conditions are not met by the 30th day after closing.
     The notes bear interest at 15% per annum, payable monthly, and are due May 3, 2008. In connection with the financing, we granted Imperium a security interest in all of our assets, including our equity interests in Vista.com, our wholly-owned subsidiary, and Jadeon, Inc., a wholly-owned subsidiary of Vista.com.
     Under the terms of the purchase agreement, until such time as the warrants are no longer outstanding, if we issue securities in a subsequent financing we agreed to issue to Imperium, for no consideration, an amount of each type of security being issued in such financing to prevent dilution resulting from such financing. In addition, we agreed to file a registration statement on Form SB-2 with the Securities and Exchange Commission covering the resale of the shares of common stock underlying the warrants.
     The placement agent for the financing was Kaufman Bros., L.P. Under the terms of our engagement agreement, we agreed to pay Kaufman Bros. a cash fee equal to six percent of the aggregate proceeds raised in the financing for services rendered as placement agent.
     A complete copy of the senior secured note, the warrant, the securities purchase agreement, the registration rights agreement and our press release related to the financing are attached hereto as Exhibits 4.1, 4.2, 10.1, 10.2 and 99.1, respectively, and are incorporated herein by reference.
Item 1.02 Termination of a Material Definitive Agreement.
     On May 8, 2007, we terminated our securities purchase agreement with Mercatus & Partners, Limited, dated April 2, 2007, and demanded recall of the 7,4000,000 shares of common stock we issued to Antares Trading Fund Mercatech SP pursuant to the terms of the purchase agreement. Under terms of the purchase agreement, we could demand recall of the shares and terminate the agreement if we had not received payment for the shares within 30 days of the delivery of the shares. Mercatus & Partners has 20 days to cause the custodian financial institution to return the shares to us.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 above is hereby incorporated by reference into this Item 2.03.
Item 3.02 Unregistered Sales of Equity Securities.
     In connection with our May 3, 2007, private placement described in Item 1.01 above, we issued warrants to purchase up to 1,128,000 shares of our common stock to accredited investors. The warrants were offered and sold in reliance on exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder, and in reliance on similar exemptions under applicable state securities laws.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Form of 15% Senior Secured Note

4.2	Form of Warrant

10.1	Securities Purchase Agreement, dated as of May 3, 2007, between Innuity, Inc. and Imperium Master Fund, Ltd.

10.2	Registration Rights Agreement, dated as of May 3, 2007, by and between Innuity, Inc. and Imperium Master Fund, Ltd.

99.1	Press release of Innuity, Inc., dated May 9, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNUITY, INC.
Dated: May 9, 2007	By:	/s/ JOHN R. WALL
John R. Wall
Chief Executive Officer